EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

                        Media Inquiries:                                                 Investor Inquiries:

                        Cindy Eikenberg                                                (866) 438-3784

                        Manager of Public Relations                              investor@earthshell.com

                        EarthShell Corporation

                        (410) 847-9420

                        www.earthshell.com

                        Media Inquiries:

                        Greg Kalish

                        Euro RSCG Middleberg

                        (212) 699-2635

                        earthshell@middleberg.com

EARTHSHELL® CORPORATION RAISES $12.35 MILLION

SANTA BARBARA, CA – March 5, 2003 –  EarthShell Corporation (NASDAQ: ERTH), innovators of food service packaging designed with the environment in mind, announced today that it has closed a sale of debt securities and common stock.  The Company has issued $10.35 million in principal amount of new 2% Secured Convertible Debentures due 2006 and 5,650,000 shares of common stock to institutional investors for an aggregate purchase price of $10.35 million. The debentures are convertible into shares of common stock at a conversion price of $0.50 per share and are secured by certain assets of the Company, including its license agreement with E. Khashoggi Industries, LLC.

The Company also announced that it has restructured its previously existing debt.  Of a total of $8.2 million in prior debentures the Company has eliminated $5.2 million, has restructured $2.0 million to result in the release to the Company of $2.0 million in cash, and has retained $1.0 million of the prior debentures with improved terms.  The restructured debentures have the same terms and conditions as the 2% Secured Convertible Debentures referenced above.  The terms of the transactions are more specifically described in documents attached to the Company’s Form 8-K filed today.

As a result of these financing transactions, the Company received a total of $12.35 million in cash and continues to have available the $1.0 million of prior debentures that remain outstanding.  The Company believes that the aggregate proceeds of the offering, net of fees, will result in approximately $11 million of unrestricted cash available to the Company, which will be used for working capital purposes.

“We are pleased to have completed this transaction as we believe it achieves several key objectives,” said Scott Houston, chief financial officer. “We believe that the net proceeds from this financing will be sufficient to take us to the point where our business achieves positive cash flow from operations, expected by the end of the fourth quarter of this year. As we complete the final transition of production responsibility to our licensees, we will continue to realize substantial reductions in our operating overhead.  By the fourth quarter of this year, the Company expects that its monthly cash expenditures will have decreased to approximately $500,000, a level that, combined with projected royalty revenues is anticipated to be sufficient to generate positive cash flow from operations.  Further, we anticipate that the inherent operating leverage of EarthShell’s business model will become apparent as royalty revenues continue to grow without a corresponding increase in expenditures.”

“EarthShell has made significant progress in the commercialization of our products over the past few months,” said Simon Hodson, chief executive officer.  “The first modular line of production equipment manufactured by Detroit Tool & Engineering is fully operational and has been successfully validated and several more such lines are in production.  This line has been demonstrated to operate at the commercial efficiency levels required to meet the economic targets of the Company and its licensees.  We are pleased that equipment will soon be available to supply EarthShell products to a growing list of customers, including Wal-Mart, where EarthShell Packaging® plates and bowls are in distribution in select stores in 49 of the 50 United States.  EarthShell and its licensees, which include Green Earth Packaging, Green Packaging, Sweetheart Cup Company, DuPont, and Huhtamaki, continue to make excellent progress in moving toward the development of capacity to meet market needs in the U.S., Asia, and Europe.  With the commitments made by our licensees and the manufacturing modules on order at Detroit Tool, we expect capacity capable of generating licensee sales at an annualized rate of between $20 and $30 million of EarthShell Packaging products by year end.”

“We have remained sharply focused on bringing our technology to operational and financial reality.  Now that we are beginning to see positive results, we want to reiterate our appreciation for the shareholders, employees, licensing partners and suppliers whose support has enabled EarthShell to reach this stage,” Mr. Hodson concluded.

The Company also announced that it has concluded its discussions with Nasdaq, and will now be listed on Nasdaq

SmallCap Market and will continue to trade under the same symbol, ERTH.  To maintain listing on this market, the Company must satisfy the $1 bid price requirement by August 18, 2003.

EarthShell Corporation is a development stage company engaged in the licensing and commercialization of proprietary composite material technology for the manufacture of foodservice disposable packaging, including cups, plates, bowls, hinged-lid containers, and sandwich wraps. In addition to certain environmental characteristics, EarthShell Packaging is designed to be cost and performance competitive compared to other foodservice packaging materials.

For more information, please visit our web site at www.earthshell.com.

###

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties of other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, those discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recent Form 10-K and other documents filed by the Company with the Securities and Exchange Commission.